                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No.___)(1)


                            Micro Therapeutics, Inc.
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    59500W100
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 59500W100                    13G               PAGE   2  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MAYFILED VII, A CALIFORNIA LIMITED PARTNERSHIP
          94-3167809
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           987,854
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     987,854
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               987,854
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               PN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE   3  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MAYFILED VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP 94-3167811
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           987,854
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     987,854
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               987,854
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               PN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE   4  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MAYFILED ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
          94-3191510
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           43,254
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     43,254
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               43,254
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               PN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE   5  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          YOGEN K. DALAL
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           1,031,108
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     1,031,108
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,031,108
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               IN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE   6  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          F. GIBSON MYERS, JR.
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           1,031,108
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     1,031,108
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,031,108
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               IN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE   7  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KEVIN A. FONG
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           1,031,108
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     1,031,108
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,031,108
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               IN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE   8  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          WILLIAM D. UNGER
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           1,031,108
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     1,031,108
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,031,108
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               IN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE   9  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          WENDELL G. VAN AUKEN
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           1,031,108
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     1,031,108
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,031,108
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               IN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE  10  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MICHAEL J. LEVINTHAL
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           1,031,108
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     1,031,108
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,031,108
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               IN
          ---------------------------------------------------------------------

CUSIP NO. 59500W100                    13G               PAGE  11  OF   21 PAGES
          --------------------                                -----   -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          A. GRANT HEIDRICH, III
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                          -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                           1,031,108
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                         -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                     1,031,108
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,031,108
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               15.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

               IN
          ---------------------------------------------------------------------

ITEM 1.

        (a)    NAME OF ISSUER:

               Micro Therapeutics, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1062-F Calle Negocio
               San Clemente, CA 92673

ITEM 2.

        (a)    NAME OF PERSONS FILING:

               Mayfield VII, a California Limited Partnership
               Mayfield VII Management Partners, a California Limited
                 Partnership
               Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
               Kevin A. Fong
               Wendell G. Van Auken
               A. Grant Heidrich, III
               F. Gibson Myers, Jr.
               William D. Unger
               Michael J. Levinthal

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o The Mayfield Fund
               2800 Sand Hill Road
               Menlo Park, CA 94025

        (c)    CITIZENSHIP:

               The entities listed in Item 2(a) are California Limited
                 Partnerships.
               The individuals listed in Item 2(a) are U.S. citizens.

        (d) TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.001 per share.

        (e) CUSIP NUMBER:

               59500W100


                              Page 12 of 21 Pages.

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable

ITEM 4. OWNERSHIP

               The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

               For a summary of total ownership by all Reporting Persons, see
               Exhibit 2 hereto.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10. CERTIFICATION

               Not applicable.


                              Page 13 of 21 Pages

                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998
                                    MAYFIELD VII
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    MAYFIELD VII MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    MAYFIELD ASSOCIATES FUND II
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory

                                    YOGEN K. DALAL

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    F. GIBSON MYERS, JR.

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    KEVIN A. FONG

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact


                              Page 14 of 21 Pages

                                    WENDELL G. VAN AUKEN

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    MICHAEL J. LEVINTHAL

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

                                    A. GRANT HEIDRICH, III

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact


                              Page 15 of 21 Pages

                                    EXHIBIT 1

         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY

        Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of
SCHEDULE 1 hereto, or such other person or entity as is designated in writing by George A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entity listed in Column I of SCHEDULE 1 hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Entity (collectively, the "Companies").

        Each Reporting Person hereby further authorizes and designates GEORGE A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

        The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) of Section 16 of the Exchange Act.






                              Page 16 of 21 Pages

Date:  February 17, 1998            MAYFIELD VII
                                    A California Limited Partnership

                                    By: Mayfield VII Management Partners,
                                        a California Limited Partnership,
                                        Its General Partner

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory

Date:  February 17, 1998            MAYFIELD VII MANAGEMENT PARTNERS
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory

Date:  February 17, 1998            MAYFIELD ASSOCIATES FUND II
                                    A California Limited Partnership

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Authorized Signatory






                              Page 17 of 21 Pages

Date:  February 17, 1998            YOGEN K. DALAL

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

Date:  February 17, 1998            F. GIBSON MYERS, JR.

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

Date:  February 17, 1998            KEVIN A. FONG

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact


                              Page 18 of 21 Pages

Date:  February 17, 1998            WILLIAM D. UNGER

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

Date:  February 17, 1998            WENDELL G. VAN AUKEN

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

Date:  February 17, 1998            MICHAEL J. LEVINTHAL

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact

Date:  February 17, 1998            A. GRANT HEIDRICH, III

                                    By: /s/ George A. Pavlov
                                        ----------------------------------------
                                        George A. Pavlov, Attorney In Fact


                              Page 19 of 21 Pages.

                                   SCHEDULE 1

   PUBLICLY TRADED                                     PERSONS/ENTITIES ON WHOSE BEHALF THE
       COMPANY              DESIGNATED FILER                 DESIGNATED FILER MAY ACT
----------------------    ----------------------    --------------------------------------------
Micro Therapeutics,       Mayfield VII              Mayfield VII Management Partners, Mayfield
Inc.                                                Associates Fund II, Yogen K. Dalal, F.
                                                    Gibson Myers, Kevin A. Fong, William D.
                                                    Unger, Wendell G. Van Auken, Michael
                                                    J. Levinthal, A. Grant Heidrich, III

                              Page 20 of 21 pages.

                                    EXHIBIT 2

                                                       PERCENT OF CLASS
                                                         BENEFICIALLY
  NAME OF REPORTING PERSON       NUMBER OF SHARES          OWNED(1)
-----------------------------    ------------------    -----------------
Mayfield VII,
a California Limited                    987,854(2)              15.0%
Partnership

Mayfield VII Management
Partners, a California
Limited Partnership                     987,854(2)              15.0%

Mayfield Associates Fund II,             43,254(3)               0.7%
a California Limited
Partnership

Yogen K. Dalal                        1,031,108(4)              15.6%

F. Gibson Myers, Jr.                  1,031,108(4)              15.6%

Kevin A. Fong                         1,031,108(4)              15.6%

William D. Unger                      1,031,108(4)              15.6%

Wendell G. Van Auken, III             1,031,108(4)              15.6%

Michael J. Levinthal                  1,031,108(4)              15.6%

A. Grant Heidrich, III                1,031,108(4)              15.6%

Total                                 1,031,108                 15.6%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 12/31/97.

(2) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

(3) Represents shares held of record by Mayfield Associates Fund II.

(4) The individual Reporting Persons listed are General Partners of Mayfield VII Management Partners, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII and Mayfield Associates Fund II but disclaim such beneficial ownership.

                              Page 21 of 21 Pages